Exhibit 10.1

LOAN AGREEMENT

Between

W. P. CAREY INC.

as Lender

and

CPA:18 LIMITED PARTNERSHIP

as Borrower

Dated as of July 16, 2020

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- ii -

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of the date set forth on the cover page of this Agreement, is made by and between CPA:18 LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), and W. P. CAREY INC., a Maryland corporation (“Lender”).

RECITALS

Borrower has requested that Lender make certain loan advances to Borrower from time to time. Subject to the terms and conditions of this Agreement and of the other Loan Documents (as defined below) Lender is willing to make such advances as provided in this Agreement.

Accordingly, the parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance of proceeds of the Loan by Lender to Borrower pursuant to Article II.

“Advance Request” means a request in substantially the form of Exhibit A, as applicable, or in such other form as Lender may specify from time to time, made by Borrower to Lender for a Borrowing pursuant to the terms of this Agreement.

“Advisor” means Carey Asset Management Corp, a Delaware corporation and wholly-owned subsidiary of the Lender.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another identified Person. A Person will be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise. For purposes of the Loan Documents, the Borrower and the Lender shall be deemed not to be Affiliates of one another.

“Borrower” has the meaning specified in the preamble to this Agreement. “Borrowing” means a borrowing consisting of the making of an Advance.

“Business Day” means a day that is not a Saturday, Sunday or other day on which banks are required or authorized to close in the State of New York.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the entity entitled to vote for members of the board of directors or equivalent governing body of the Borrower or the Guarantor on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); (b) any Person or two or more Persons acting in concert shall have acquired by contract, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or Guarantor, or control over the equity securities of the Borrower or Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Borrower or Guarantor on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or (c) the Guarantor shall cease to be the general partner of the Borrower or own directly or indirectly a majority of the Equity Interest in the Borrower. For the avoidance of doubt, any transfer by Guarantor in respect of, or of a direct or indirect interest listed on a nationally or internationally recognized stock exchange or stock quotation system shall not be considered a Change of Control.

“Commitment” means TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00), to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

“Default” has the meaning specified in the definition of “Event of Default.”

“Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Lender; provided that to the extent such market practice is not administratively feasible for the Lender, such other day as otherwise reasonably determined by the Lender).

“Dollars,” “dollars” or the symbol “$” means lawful money of the United States of America denominated in United States dollars.

“Equity Interest” means: (a) if a Person is a corporation, its capital stock; (b) if a Person is a limited liability company, its membership interests; or (c) if a Person is a partnership, its partnership interests.

“Event of Default” means any of the events specified in Section 6.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” will mean any of such events, whether or not any such requirement has been satisfied.

“GAAP” means generally accepted accounting principles applicable in the United States, consistently applied.

“Guarantor” means Corporate Property Associates 18 – Global Incorporated, a Maryland corporation, and the general partner of the Borrower.

“Guaranty” means that certain Payment Guaranty, dated as of the date hereof, executed by Guarantor guaranteeing the Loan and all amounts owing under the Loan Documents.

“Indebtedness” means, with respect to any Person: (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business no more than 90 days past due) and all accrued expenses; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) indebtedness secured by any Lien on property carried on the asset side of the balance sheet of such Person whether or not such Indebtedness has been assumed; (d) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss; and (e) any other obligations of such Person under leases that have been or, pursuant to GAAP, should be recorded as capital leases.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, any assignment for the benefit of creditors, or any other proceeding seeking reorganization, arrangement or other relief from Indebtedness.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed and ending on the date one, two or three months thereafter (in each case, subject to availability), as selected by the Borrower in the Advance Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period pertaining to a Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date.
For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made, and thereafter shall be the effective date of the most recent continuation of such Loan.

“Interest Rate” has the meaning specified in Section 2.3.

“LIBOR” means the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest one hundredth of one percent (.01%)) for deposits in U.S. dollars that appears on the display designated as “ICE LIBOR USD” (or comparable designation concerning the London Interbank Offered Rate set by the ICE Benchmark Administration for US Dollars) on the Bloomberg System (or any comparable successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided, however, if such rate does not appear on the Bloomberg System (or any comparable successor thereto) as of 11:00 a.m., London time, on the determination date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum and rounded upward, if necessary, to the nearest one hundredth of one percent (.01%)) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such determination date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum and rounded upward, if necessary, to the nearest one hundredth of one percent (.01%)) for loans in U.S. dollars to prime banks in the London interbank market for a one-month period as of approximately 11:00 a.m., New York City time on the applicable determination date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two (2) rates are so provided, then LIBOR shall be equal to Lender’s cost of funds. LIBOR shall be reasonably determined conclusively by Lender or its agent, which determination shall be binding absent manifest error. LIBOR shall be based upon the one month, two months or three months LIBOR offering, as selected by the Borrower in the Advance Request. If LIBOR shall be less than zero, such rate shall be deemed zero for purposes of the Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any lease in the nature thereof).

“Loan” means the revolving loans to be made pursuant to this Agreement representing the Commitment.

“Loan Documents” means this Agreement, the Note, and the Guaranty.

“Loan Parties” means Borrower and Guarantor.

“Maturity Date” means the date which is six (6) months from the date of this Agreement.

“Net Debt Proceeds” means with respect to the incurrence, sale or issuance by Borrower or any of its subsidiaries of any Indebtedness after the date of this Agreement, the excess of: (i) the gross cash proceeds actually received by such Person from such incurrence, sale or issuance, over (ii) (x) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses, in each case, actually incurred, paid or payable in connection with such incurrence, sale or issuance plus (y) if such Indebtedness is incurred in connection with a refinancing of outstanding Indebtedness, the amount used to repay the Indebtedness being refinanced.

“Net Disposition Proceeds” means with respect to any sale, transfer or other disposition by Borrower or any of its subsidiaries of any assets received by Borrower or subsidiary in cash from a sale, consignment or other transfer or disposition of property of Borrower or any of its subsidiaries (an “Asset Disposition”), net of: (i) the costs and expenses actually incurred in connection with such Asset Disposition (including legal fees and sales commissions); (ii) amounts applied to repayment of Secured Indebtedness secured by a Lien on such collateral disposed of that is senior in priority to Lender’s Liens; (iii) transfer or similar taxes paid as a result thereof and (iv) reserves for escrows and indemnities, until such reserves are no longer required and such reserves or escrows are released to Borrower or such subsidiary.

“Net Equity Proceeds” means with respect to the sale or issuance by Borrower or any of its subsidiaries of any Equity Interests after the date of this Agreement, other than Equity Interests issued to the Guarantor in connection with the Guarantor’s issuance of common stock pursuant to its dividend reinvestment plan, the excess of: (i) the gross cash proceeds actually received by such Person from such incurrence, sale or issuance, over (ii) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses, in each case, actually incurred, paid or payable in connection with such incurrence, sale or issuance other than any such fees, commissions, disbursements, costs or expenses paid to affiliates of such Person in connection therewith.

“Note” means that certain Promissory Note, dated as of the date hereof, delivered by Borrower to Lender evidencing the aggregate Indebtedness of Borrower to Lender under this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, the Guarantor or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or any governmental authority or entity.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Spread” means one hundred and five (105) basis points.

“Subsidiary” or “Subsidiaries” means any corporation, limited liability company, partnership or other entity a majority of (a) the total combined voting power of all classes of Equity Interests of which or (b) the outstanding Equity Interests of which are, as of the date of determination, owned by Borrower either directly or through Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Section 1.2    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date: (a) the word “from” means “from and including,” (b) the words “to” and “until” each means “to but excluding”; and (c) the word “through” means “through and including.”

Section 1.3    Accounting Terms. All accounting terms not specifically defined in this Agreement will be construed, and all accounting procedures will be performed, in accordance with GAAP applicable as of the date of this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE BORROWINGS SECTION

Section 2.1    The Commitment.

(a)    Subject to the terms and conditions of this Agreement, Lender will make available to Borrower an unsecured revolving term credit loan facility in a maximum aggregate amount at any one time outstanding not to exceed the Commitment funded in one or more Advances in accordance with Section 2.2.

(b)    The purpose of the Commitment is to fund the general working capital needs of a business and commercial nature only of the Borrower and its Subsidiaries, which may include, without limitation, the payment of distributions, the payment of debt service, acquisition and investment activities and other business activities. Borrower may use the Commitment by borrowing, prepaying Loans under the Loan and reborrowing Loans under Loan, all in accordance with the terms and conditions hereof.

Section 2.2    Advances.

(a)    Advance Requests. Each Advance Request will be made by Borrower to Lender no later than 10:00 a.m. E.S.T. two Business Days prior to the date of the proposed Borrowing. Each Advance Request will be made by an authorized officer of Borrower by telecopy, e-mail or overnight courier delivery, in writing, on the form of Advance Request attached as Exhibit A.

(b)    Availability of Borrowings. Lender will make Borrowings available to Borrower in immediate available funds to account of Borrower with Lender, or such other account of Borrower as may be approved by Lender, by delivery of such funds to Borrower’s account on the first Business Day after delivery of applicable Advance Request in accordance with Section 2.2(a) hereof.

Section 2.3    Interest Rate. Each Loan included in a Borrowing will bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the last Business Day of the applicable Interest Period, at LIBOR plus the Spread (the “Interest Rate”).

Section 2.4    Payment of Interest. Borrower will pay all accrued interest on the outstanding principal amount of each Loan in immediately available funds on the last Business Day of the applicable Interest Period, as selected by the Borrower in the Advance Request, including on any date of repayment pursuant to Section 6.2 of this Agreement.

Section 2.5    Default Rate. Upon the occurrence of an Event of Default, and without notice or demand, all amounts outstanding hereunder and under the Note and the other Loan Documents, including all accrued but unpaid interest, will thereafter bear interest at two percent (2%) per annum above the Interest Rate that would have been applicable from time to time had there been no Event of Default (the “Default Rate”) until all Events of Default are cured. Failure to exercise any option granted to Lender hereunder will not waive the right to exercise the same in the event of any subsequent Event of Default. Interest at the Default Rate will commence to accrue upon the occurrence of any Event of Default, including the failure to pay all sums outstanding hereunder and under the other Loan Documents at maturity.

Section 2.6    Maximum Legal Rate of Interest. In no event will charges constituting interest payable by Borrower to Lender exceed the maximum amount permitted under any applicable law or regulation (the “Maximum Legal Rate”), and if any payments by Borrower exceed such Maximum Legal Rate, the excess will be applied first to reduce the amounts owing to Lender under this Agreement and the other Loan Documents in such order as Lender may elect, next to reduce any other amounts owing by Borrower to Lender in such order as Lender may elect, and any excess will be refunded to Borrower.

Section 2.7    Prepayments.

(a)    Optional. Borrower may prepay the outstanding principal balance of each Loan in full or in part without premium or penalty at any time and from time to time.

(b)    Mandatory. Borrower must prepay the loan:

(i)     If on any date Borrower or its subsidiaries shall receive Net Disposition Proceeds from the sale, transfer or other disposition by Borrower of any of its subsidiaries of any assets, Borrower shall give Lender prior written notice thereof and an amount equal to 100% of the Net Disposition Proceeds thereof shall be applied on the date of such receipt toward the prepayment of the Loans.

(ii)    If Borrower or any of its subsidiaries shall receive any Net Equity Proceeds, Borrower shall give Lender prior written notice thereof and an amount equal to 100% of such Net Equity Proceeds shall be applied on the date of such issuance toward the prepayment of the Loans.

(iii)    If the Borrower or any of its subsidiaries shall receive proceeds in connection with Indebtedness incurred after the date of this Agreement, Borrower shall give Lender written notice thereof and an amount equal to 100% of the Net Debt Proceeds shall be applied on the date of such incurrence toward the prepayment of the Loans.

(iv)    If on any date the Amended and Restated Advisory Agreement, dated as of January 1, 2015, among the Guarantor, the Borrower and the Advisor, as amended from time to time, is terminated by the Borrower or the Guarantor pursuant to the terms thereof, Borrower shall give Lender prior written notice and the outstanding principle balance of the Loan shall be paid in full on the date of such termination.

(v)    The foregoing mandatory prepayment provisions may be waived by written notice to the Borrower from the Lender.

Section 2.8    Maturity. Borrower will repay all remaining unpaid principal of and interest on the Loan on or before the Maturity Date.

Section 2.9    Evidence of Indebtedness. The Advances made by Lender to Borrower will be evidenced by the Note, payable to the order of Lender. Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower resulting from Advances and payments made from time to time under this Agreement. In any legal action or proceeding in respect of this Agreement or the Note, the entries made in such account or accounts will be presumptive evidence of the existence and amounts of the obligations of Borrower therein recorded absent manifest error.

Section 2.10    Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation will make it unlawful, or any central bank or other governmental authority will assert that it is unlawful, for Lender to perform its obligations under this Agreement to make or maintain Advances, Lender may, by notice to Borrower, suspend the right of Borrower to elect such Advances and, if necessary in the reasonable opinion of Lender to comply with such law or regulation, Borrower will prepay the outstanding balance of principal and other sums owed to Lender under this Agreement and under the other Loan Documents at the latest time permitted by the applicable law or regulation or, if earlier, on the date such amounts are due and payable under the terms of this Agreement and the other Loan Documents.

ARTICLE III

CONDITIONS OF BORROWING

Section 3.1    Conditions Precedent to Initial Advance. The obligation of Lender to make any Advance is subject to Lender having received the following documents in form and substance satisfactory to Lender and, as appropriate, duly executed by the parties thereto: this Agreement, the Note, and the Guaranty.

Section 3.2    Conditions Precedent to Each Advance. The obligation of Lender to make each Advance (including but not limited to the first Advance) will be subject to the further conditions precedent that, on the date of such Advance, before and immediately after giving effect thereto, the following statements must be true and correct, and the making by Borrower of the applicable Advance Request will constitute Borrower’s representation and warranty that on and as of the date of such Advance Request and as of the date of the requested Borrowing, before and immediately after giving effect thereto, the following statements are and will be true and correct:

(i)    The representations and warranties contained in Article IV of this Agreement are and will be true and correct in all material respects as though made on and as of such date, unless such representations and warranties are expressly stated to be made as of an earlier date;

(ii)    No event has occurred and is continuing or would result from the requested Advance that constitutes or would constitute a Default or an Event of Default;

(iii)    Borrower is and will be in compliance with all covenants contained in Articles V and VI of this Agreement;

(iv)    The representations, warranties and covenants contained in Section 5 of the Guaranty are and will be true and correct in all material respects as though made on and as of such date, unless such representations and warranties are expressly stated to be made as of an earlier date; and

(v)    Guarantor is and will be in compliance with all covenants contained in Section 6 of the Guaranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 4.1    Organization. Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization. Borrower has full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage.

Section 4.2    Authorization; No Breach. The execution, delivery, and performance of this Agreement and the other Loan Documents by Borrower, to the extent to be executed, delivered or performed by Borrower, have been duly authorized by all necessary corporate, limited liability company, partnership or similar action, as applicable; do not require the consent or approval of any other Person, regulatory authority or governmental body; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of Borrower’s organizational documents, or any agreement or (b) any law, governmental regulation applicable to Borrower.

Section 4.3    Legal Effect. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of Borrower and the other parties thereto (other than Lender) enforceable against Borrower and such other parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.4    Information. All information furnished by Borrower or any Subsidiary to Lender in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower or any Subsidiary to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 4.5    Survival of Representations and Warranties. Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in entering into this Agreement and the other Loan Documents. Such representations and warranties will be continuing in nature and will remain true and correct until all of Borrower’s Indebtedness under this Agreement has been paid in full, and Lender’s Commitment to make Advances under this Agreement has been permanently terminated in writing.

ARTICLE V

COVENANTS

Section 5.1    Additional Covenants. So long as the Note or any other amount payable by Borrower or Guarantor under the Loan Documents remains unpaid, Guarantor covenants and agrees that:

(a)    Borrower will not (with respect to itself or the Guarantor) (i) permit a Change of Control to occur; or (ii) merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions or pledge) all or substantially all of its assets (except when the stock of a Borrower Subsidiary is being sold in an equity transaction whereby the underlying purpose of the transaction is to dispose of real property) to or in favor of any Person; and

(b)    Borrower shall not (with respect to itself, Borrower Subsidiaries or the Guarantor) directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:

(i)    the Loan;

(ii)    Secured Indebtedness by Borrower Subsidiaries; and

(iii)    in connection with any Secured Indebtedness by Borrower Subsidiaries, any unsecured obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments to the defaulting party on outstanding transactions.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.1    Events of Default. Each of the following events will constitute an event of default (“Event of Default”) under this Agreement:

(a)    Default on Indebtedness to Lender.

(i)    Any regular monthly payment of interest under this Agreement or any other amount payable pursuant to this Agreement or the other Loan Documents (excluding principal and interest due on the Maturity Date) is not paid so that it is received by Lender within 15 days after the date when due, or

(ii)    Any outstanding principal or interest on the Loan is not paid on or before the Maturity Date.

(b)    Covenant Default.

(i)    Violation of any of the covenants contained in Article V of this Agreement, or

(ii)    Failure by Borrower or any Affiliate of Borrower to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower or such Affiliate on the one hand and Lender or any Affiliate of Lender on the other hand, and as to any such failure that can be cured and does not pose an imminent risk of loss to Lender, the failure of Borrower or such Affiliate to cure such Default within 30 days after Borrower receives written notice thereof from Lender or after any officer, member, manager or partner of Borrower or such Affiliate becomes aware thereof; provided, however, that if the Default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by Borrower or such Affiliate be cured within such 30 day period, and such Default is likely to be cured within a reasonable time, then Borrower or such Affiliate will have an additional reasonable period (which will not in any case exceed an additional 30 days) to attempt to cure such failure, and within such reasonable time period the failure to have cured such failure will not be deemed an Event of Default (provided that Lender will have no obligation to make Advances during such cure period).

(c)    Insolvency. If (i) Borrower, any Borrower Subsidiary, or Guarantor becomes insolvent, (ii) an Insolvency Proceeding is commenced by Borrower, any Subsidiary or Guarantor, or (iii) an Insolvency Proceeding is commenced against Borrower, any Subsidiary or Guarantor and is not dismissed or stayed within 60 days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding).

(d)    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of $20,000,000 or more has been rendered against Borrower, any Borrower Subsidiary, or Guarantor and remains unsatisfied and unstayed for a period of 30 days.

(e)    Misrepresentations.    If any material misrepresentation or material misstatement now or hereafter exists in any representation or warranty set forth in this Agreement or in any certificate or Advance Request submitted to Lender in connection with the Loan.

(f)    Full Force and Effect, Defective Documentation, Etc. If this Agreement or any of the other Loan Documents ceases to be in full force and effect, at any time and for any reason, or Borrower, any Subsidiary or Guarantor repudiates any Loan Document or asserts that any Loan Document is not in full force and effect.

Section 6.2    Remedies. At any time after the occurrence and during the continuance of an Event of Default, Lender may, by notice to Borrower, (a) declare the obligation of Lender to make Advances to be terminated, whereupon the same will forthwith terminate, (b) declare (i) the Note and all interest thereon and (ii) all other amounts payable under this Agreement and the other Loan Documents to be immediately due and payable, whereupon the Note, all such interest, and all such other amounts will become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that if an Insolvency Proceeding by or against Borrower is commenced, (A) the obligation of Lender to make Advances will automatically be terminated and (B) the Note, all interest thereon, and all other amounts payable under this Agreement and the other Loan Documents will automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

Section 6.3    Right of Offset. After the occurrence and during the continuance of an Event of Default, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender or its Affiliates to or for the credit or the account of Borrower or any Subsidiary against any and all of the obligations of Borrower or any Subsidiary now or hereafter existing under this Agreement and the other Loan Documents irrespective of whether Lender has made any demand. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of offset) that Lender may have.

Section 6.4    Cumulative Remedies. After the occurrence and during the continuance of an Event of Default, Lender may proceed to enforce the Loan Documents by exercising such remedies as are available thereunder or in respect thereof under applicable law, whether for specific performance of any covenant or other agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents. No remedy conferred in this Agreement or the other Loan Documents is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to every other remedy conferred herein or therein or now or hereafter existing at law, in equity, by statute or otherwise.

Section 6.5    Application of Payments.    After the occurrence and during the continuance of an Event of Default, Lender will apply all funds received in respect of amounts owing under this Agreement and the other Loan Documents in such order as Lender may determine in its sole discretion notwithstanding any instruction from Borrower or any other Person.

ARTICLE VII

TRANSFERS

Section 7.1    Assignment by Lender. Lender may at any time assign all or a portion of its rights and obligations under this Agreement. The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to an Affiliate of a Lender; provided, however, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within 10 Business Days after having received notice thereof;

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Amendments. An amendment or waiver of any provision of this Agreement or the other Loan Documents, or a consent to any departure therefrom, will be effective against Lender if, but only if, it is in writing and signed by Lender, and then such a waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

Section 8.2    Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications provided for under this Agreement must be in writing and mailed, transmitted via electronic communication with electronic confirmation of transmission or otherwise transmitted or delivered to the recipient at its address as set forth in Schedule 1; or at such other address within the United States as may be designated by such party in a written notice to the other party or parties. All such notices and communications will, (a) if mailed, be effective three (3) Business Days following deposit in the United States mail, postage prepaid; (b) if delivered by recognized overnight delivery service (such as Federal Express) be effective upon delivery and (c) if delivered via electronic communication, be effective when electronic confirmation of transmission is received, except that notices and communications to Lender pursuant to Article II will not be effective until received by Lender.

Section 8.3    No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.4    Costs and Expenses; Indemnification.

(a)    Costs of Preparation and Administration of Loan Documents. Whether or not the transactions provided for in this Agreement are consummated, Borrower will pay on demand: (i) the reasonable fees and out of pocket expenses of counsel for Lender in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and any amendments or modifications thereof or waivers or consents with respect thereto and (ii) any and all out-of-pocket costs and expenses reasonably incurred by Lender in connection with the execution and delivery of this Agreement and the other Loan Documents and the administration thereof.

(b)    Costs of Enforcement. In the event of any Default or Event of Default, or in the event that any dispute arises (whether or not such dispute is with Borrower) relating to the interpretation, enforcement or performance of this Agreement or any of the other Loan Documents, or Lender’s rights thereunder, Lender will be entitled to collect from Borrower on demand all reasonable fees and expenses incurred in connection therewith, including but not limited to fees of attorneys, paralegals, accountants, expert witnesses, arbitrators, mediators and court reporters. Without limiting the generality of the foregoing, Borrower will pay all such costs and expenses incurred in connection with: (i) arbitration or other alternative dispute resolution proceedings, trial court actions and appeals; (ii) bankruptcy or other Insolvency Proceedings of Borrower, any Subsidiary or any party having any interest in any security for the Loan (if any); (iii) judicial or nonjudicial foreclosure on, or appointment of a receiver for, any property securing the Loan (if any); (iv) post-judgment collection proceedings; (v) all claims, counterclaims, cross-claims and defenses asserted in any of the foregoing whether or not they arise out of or are related to this Agreement or any other Loan Document; (vi) all preparation for any of the foregoing; and (vii) all settlement negotiations with respect to any of the foregoing.

(c)    Survival. The provisions of this section will survive the termination of the commitment to lend under this Agreement and the repayment of the Loan and all other amounts payable under the Loan Documents.

Section 8.5    Binding Effect; Assignments and Participations. This Agreement will become effective when it has been executed by Borrower and Lender and thereafter will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower will not have the right to assign its rights under this Agreement or any interest herein without the prior written consent of Lender. Lender may assign or grant participations in or to all or any part of its rights and obligations under this Agreement and the other Loan Documents.

Section 8.6    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

Section 8.7    Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to the choice of law principles of the State of New York.

Section 8.8    Service of Process. Borrower irrevocably consents to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of Lender to serve process in any other manner permitted by law.

Section 8.9    Consent to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Borrower hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction. Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) above. Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.10    Waiver of Jury Trial. EACH OF BORROWER AND LENDER (FOR ITSELF AND ITS SUCCESSORS, ASSIGNS AND PARTICIPANTS) WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS PROVIDED FOR HEREIN OR THEREIN, IN ANY LEGAL ACTION OR PROCEEDING OF ANY TYPE BROUGHT BY ANY PARTY TO ANY OF THE FOREGOING AGAINST ANY OTHER SUCH PARTY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT SITTING WITHOUT A JURY.

Section 8.11    No Fiduciary Duty. Borrower acknowledges that Lender has no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender and Borrower in connection herewith or therewith is solely that of creditor and debtor. None of this Agreement or the other Loan Documents create a joint venture among the parties.

Section 8.12    Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction will be ineffective to the extent of such prohibition or unenforceability in such jurisdiction without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this Agreement or any other Loan Document prohibited or unenforceable in any respect.

Section 8.13    Entire Agreement. This Agreement and the other Loan Documents constitute the final and complete expression of the parties with respect to the transactions contemplated by this Agreement and replace and supersede all prior discussions, negotiations and understandings with respect thereto. Neither this Agreement nor any term hereof nor of the other Loan Documents may be changed, waived, discharged or terminated except as provided herein.

Section 8.14    Descriptive Headings. The descriptive headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and will not affect the meaning or construction of any provision hereof.

Section 8.15    Gender and Number. Whenever appropriate to the meaning of this Agreement or the other Loan Documents, use of the singular will be deemed to refer to the plural, the use of the plural to the singular, and pronouns of certain gender to either or both the other genders.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their duly authorized officers and representatives effective as of the day first above written.

LENDER:

W. P. Carey Inc., a Maryland corporation

By:	/s/ John J. Park
Name:	John J. Park
Title:	President

[signatures continue on following page]

[Lender Signature Page to Loan Agreement]

BORROWER:

CPA:18 LIMITED PARTNERSHIP, a Delaware limited partnership

By: CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED, a Maryland corporation and its general partner

By:	/s/ ToniAnn Sanzone
Name:	ToniAnn Sanzone
Title:	Chief Financial Officer

[Borrower Signature Page to Loan Agreement]

SCHEDULE 1

NOTICE ADDRESSES

Notice address for Borrower:

CPA:18 Limited Partnership
50 Rockefeller Plaza, 2nd Floor
New York, NY 10020
Attention: Chief Financial Officer

Notice address for Lender:

W. P. Carey Inc.
50 Rockefeller Plaza, 2nd Floor
New York, NY 10020
Attn: Chief Financial Officer

With copy to:

W. P. Carey Inc.
50 Rockefeller Plaza, 2nd Floor
New York, NY 10020
Attn: Chief Legal Officer

[Schedule 1 to Loan Agreement]

EXHIBIT A

ADVANCE REQUEST

W. P. Carey Inc.
50 Rockefeller Plaza, 2nd Floor
New York, NY 10020
Attn: Chief Financial Officer

Date: [____________], 20[___]

This refers to the Loan Agreement dated as of [___________], 2020 (the “Loan Agreement”) (capitalized terms used herein and not otherwise defined have the meanings given to them in the Loan Agreement), between the undersigned (“Borrower”) and W. P. Carey Inc. (“Lender”), and hereby gives Lender notice, irrevocably, pursuant to Section 2.2 of the Loan Agreement that Borrower hereby requests a Borrowing under the Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Requested Borrowing”) as required by the Loan Agreement:

REQUESTED BORROWING

(i)    The Business Day on which the Requested Borrowing is to be made is [__________], 20[__].

(ii)    The aggregate amount of the Requested Borrowing is
$[___________], and the outstanding principal balance of the Loan is $[_____________].

(iii)    The Interest Period is [one] [two] [three] month[s].

CERTIFICATIONS

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Requested Borrowing, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

A.
The representations and warranties contained in Article IV of the Loan Agreement are true and correct as though made on and as of such dates, unless such representations and warranties are expressly stated to be made as of an earlier date;

B.	Borrower is in full compliance with all covenants contained in Articles V and VI of the Loan Agreement; and

C.	No event has occurred and is continuing, or would result from such Requested Borrowing, that constitutes or would constitute an Event of Default or a Default under the Loan Agreement.

D.
The representations, warranties and covenants contained in Section 5 of the Guaranty are and will be true and correct in all material respects as though made on and as of such date, unless such representations and warranties are expressly stated to be made as of an earlier date; and

[Exhibit A to Loan Agreement]

E.	Guarantor is and will be in compliance with all covenants contained in Section 6 of the Guaranty.

Very truly yours,

CPA:18 LIMITED PARTNERSHIP

By: CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED, its general partner

By:
Name:
Title:

[Exhibit A to Loan Agreement]